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                                                                    EXHIBIT 11.1

                           BALANCED CARE CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

                                                            1997             1996            1995
                                                            ----             ----            ----
Net Loss                                                $    (4,492)      $    (909)      $      (10)
                                                       =============    ============    =============

Weighted average common shares
    outstanding                                               3,583           2,474            2,325
Additional shares assuming exercise of (1):
    Convertible preferred stock                               3,757              --               --
    Common Stock                                                242             242              242
    Stock options                                               478             478              478
    Warrants                                                    240             240              240

Shares assumed repurchased                                     (364)           (364)            (364)
                                                       ------------     -----------     ------------
Weighted average common and common
    equivalent shares outstanding                             7,936           3,070            2,921
                                                       =============    ============    =============
Net loss per share                                      $      (.57)      $    (.30)      $       --
                                                       =============    ============    =============


(1)    Pursuant to Securities and Exchange Commission policies, Common
       Stock, stock options and warrants issued within the one year period prior to the filing of this registration statement have been treated as outstanding for all periods presented. Additionally, mandatorily redeemable convertible preferred stock will convert into common shares upon completion of the Offering.